EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the balance sheet of Paramount Group Inc. dated May 14, 2014, appearing in the prospectus included in and filed pursuant to the Registration Statement on Form S-11, Registration No. 333-198392, of Paramount Group Inc. as of May 12, 2014.

/s/ Deloitte & Touche, LLP
New York, NY
November 18, 2014